EXHIBIT 10.3

Sublease by and between The Vintage Bank, as Lessor, and North Bay Bancorp, as Lessee, with respect to premises at 1190 Airport Road, Napa California

                               SUBLEASE AGREEMENT

         This Sublease Agreement (the "Sublease") is entered into as of this 1st day of February, 2003 by and between THE VINTAGE BANK., a California banking corporation ("Sublessor"), and NORTH BAY BANCORP, a California corporation ("Sublessee").

                                    RECITALS

         WHEREAS, Airport Blvd., Realty, LLC (the "Lessor"), as lessor, and Sublessor, as lessee, executed that certain Standard Industrial I Commercial Multi-Tenant Lease - Net (the "Master Lease") dated as of December 1, 2001, as amended by that certain First Amendment to Standard IndustrialICommercial Multi-Tenant Lease dated as of October 1 2002 regarding the lease of that certain real property located in Napa County, California as more particularly described in the Master Lease (the "Master Lease Premises"). A copy of the Master Lease is attached hereto as Exhibit "A" and incorporated into this Sublease by this reference;

         WHEREAS, the Master Lease Premises consists of approximately 5,007 square feet of rentable area within building containing the Premises (the "Building");

         WHEREAS, by the terms of the Master Lease, the Subleased Premises (as defined below) was leased to Sublessor for a term often (10) years commencing on February 1, 2003 and ending on February 1, 2013, subject to (i) Sublessor's option to extend the term of the Master Lease for two (2) additional option periods of sixty (60) months each ("Sublessor's Options"), and (ii) earlier termination as provided in the Master Lease; and

         WHEREAS, Sublessor desires to sublease to Sublessee a portion of the Master Lease Premises and Sublessee desires to lease that property from Sublessor subject to the terms and conditions contained in this Sublease.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants, and conditions set forth herein, Sublessor and Sublessee agree as follows:

         1. Leasing and Description of Property Subject to the terms, conditions, and convenants set forth in this Sublease, Sublessor hereby leases to Sublessor, and Sublessee hereby leases from Sublessor a portion of the Master Lease Premises consisting of approximately 1918 square feet as depicted on Exhibit "B" attached hereto and incorporated herein by this reference (the "Subleased Premises").

         2. Term; Option to Extend. This Sublease shall commence on the Effective Date, and shall end on the date on which the Master Lease terminates. Sublessee is, subject to the terms of this Sublease, given the option to extend the term of the Sublease on all the provisions contained in this Sublease for a period of time which is equivalent to any Sublessor Option that is exercised by Sublessor, by giving written notice of exercise of each option to Sublessor within thirty (30) days after receipt of Sublessor's notice that it has exercised Sublessor's Options.

Provided that, if Sublessee is in default on the date of giving notice of any option to extend the term of the Sublease, such option notice shall be totally effective, or if Sublessee is in default . on the date any extended term is to commence, such extended term shall not commence and -this Sublease shall expire at the end of the term then in effect. Sublessor hereby agrees to promptly provide Sublessee with a copy of any notification Sublessor delivers to Lessor regarding Sublessor's election to exercise, or to not exercise, any of Sublessor's Options.

         3. Sublessee's Share. The term "Sublessee's Share" means that percentage which is equal to the square footage of the Subleased Premises divided by the square footage of the Master Lease Premises (including the Subleased Premises). The parties agree that Sublessee's Share is presently thirty-eight and 31/l00ths percent (38.31%).

          4. Rent. Sublessee shall pay to Sublessor as rent for the Subleased Premises a rental amount equal to Sublessee's Share of the rent Sublessor is required to pay under Section 1 .5 of the Master Lease. Sublessee shall pay such rental amount per month payable in advance on the first day of each calendar month during the term, commencing on February 1, 2003. Rent shall be paid to Sublessor at any place designated in writing by Sublessor. The rent payable for any portion of a calendar month shall be a pro rata portion of the rent payable for a full calendar month.

          5. Additional Costs. In addition to the payment of rent as described in Section 4 above, Sublessee shall pay Sublessor Sublessee's Share of any and all additional costs Sublessor is obligated to pay Lessor under the terms of the Master Lease prior to the time they arc due under the Master Lease.

          6. Use of Premises; Use of Common Areas. Sublessee shall use the Subleased Premises for financial services, general office and related activities and for no other purpose. Sublessee is granted the right to use the Common Areas (as defined in the Master Lease) pursuant to the terms and conditions of the Master Lease. Sublessee shall pay Sublessee's Share of any and all costs Sublessor incurs in connection with the maintenance or utilization of the Common Areas.

          7. Quiet Enjoyment. Sublessor covenants that Sublessee shall be entitled to quiet enjoyment of the Subleased Premises provided that Sublessee complies with the terms of this Sublease.

          8. Condition of Subleased Premises Sublessee agrees that Sublessee's act of taking possession will be an acknowledgement that the Subleased Premises are in tenantable and good condition Sublessee will, at Sublessee's own expense, maintain the Subleased Premises as required by the Master Lease.

          9. Applicability of Master Lease This Sublease IS subject and subordinate to the terms and conditions of the Master Lease.

          10. Assumption. Sublessee expressly assumes and agrees to perform and comply with all the obligations required to be kept or performed by the Sublessor, as lessee, under theaster Lease, to the extent they are applicable to the Subleased Premises and the Common Areas, with the exception that (i) the obligation and covenant to pay rent to the Lessor required under Section 1.5 of the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 4 of this Sublease, and (ii) all other monetary obligations Sublessor owes to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount such additional costs are paid to Sublessor iii accordance with
Section 5 of this Sublease. Sublessee will not commit or suffer any act on omission that will violate any of the provisions of the Master Lease.

          11. Sublessee's Rights Regarding Continuing Possession. Sublessee shall have the right at any time, at Sublessor's expense, to take any action required to be taken, but not timely taken, by Sublessor, that may be necessary to prevent a default under the terms of the Master Lease. If Sublessor is provided with the right, under the terms of the Master Lease, to terminate the Master Lease before the expiration of its term, Sublessee rather than Sublessor shall have the right to make that decision. Nothing contained in this Sublease shall be construed so as to deprive Sublessee of Sublessee's right to surrender or otherwise terminate this Sublease as provided by law.

          12. Obligations of Sublessor. Sublessor agrees to maintain the Master Lease during the entire term of the Sublease, subject however, to any earlier termination of the Master Lease without the fault of Sublessor. Sublessor agrees to comply with or perform all obligations of Sublessor under the master Lease that Sublessee has not assumed under this Sublease. Sublessor will exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. Further, Sublessor agrees not to modify or surrender the Master Lease without the prior written consent of Sublessee. Any modification or surrender made without that consent shall be null and void and shall have no effect on the rights of Sublessee under this Sublease. Sublessor does not assume the obligations required to be kept or performed by the Lessor under the Master Lease.

          13. Termination of Master Lease. If the Master Lease is terminated, this Sublease shall terminate simultaneously and the Sublessor and Sublessee shall thereafter be released from all obligations under this Sublease, and Sublessor shall refund to Sublessee any unearned rent paid in advance.

          14. Attorney's Fees. If any action or other proceeding arising out of this Sublease is commenced by either party to this Sublease concerning the Subleased Premises or the interpretation or enforcement of the Sublease, then as between Sublessor and Sublessee, the prevailing party shall be entitled to receive from the other party, in addition to any other relief that may be granted, the reasonable attorney's fees, costs, and expenses incurred in the action or other proceeding by the prevailing party.

         15. Counterparts. This Sublease may be executed in counterparts, each of which shall be deemed an original and alt of said counterparts shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the Sublessor and the Sublessee have caused this Sublease to be executed as of the day and year first written above.

            SUBLESSOR:

                              THE VINTAGE BANK, a California banking corporation


                              By: /s/  Glen C. Terry
                                  -------------------
                              Name:  Glen C. Terry
                              Title: President and CEO

            SUBLESSSEE:

                              NORTH BAY BANCORP, a California Corporation


                              By: /s/  Terry L. Robinson
                                  ----------------------
                              Name:  Terry L. Robinson
                              Title:  President and CEO